Exhibit 10.8

MORTGAGE NOTE

$39,040,921

Philadelphia, Pennsylvania

November 7, 2003

1.             FOR VALUE RECEIVED, ORLEANS AT LAMBERTVILLE, LLC, a New Jersey limited liability company, with an office at 300 East Park Avenue, Suite 8, Hainesport, New Jersey 08036 (hereinafter referred to as “Maker”) hereby promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, with an office at PA 1245, 123 South Broad Street, Philadelphia, Pennsylvania 19109 (“Payee”), the principal sum of $39,040,921 (or so much thereof as may be advanced to or for Maker by Payee pursuant to the terms of an unrecorded Construction Loan Agreement (the “Loan Agreement”) bearing even date herewith between Maker and Payee), together with interest from the date or dates of disbursement or several partial disbursements, as the case may be, on the outstanding balance thereof at a variable per annum rate which is either (i) equal to the sum of the LIBOR Market Index Rate (as defined below) plus the LIBOR Spread or (ii) equal to the Prime Rate minus the Prime Spread, as Maker may from time to time elect by written notice (which may be by facsimile transmission) to Payee delivered three (3) business days before Maker desires a change in the interest rate between those specified in clauses (i) and (ii) to be effective.  The rate of interest charged under this Note shall be determined daily.

1.1.          For purposes of this Note, the following definitions shall apply:

1.1.1.       “Business Day” means any week day except those on which (A) commercial banks in Philadelphia are authorized by law to close or (B) quotations for LIBOR Market Index Rate are not available to Payee.

1.1.2.       “LIBOR Market Index Rate” means, for any day, the rate of one (1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Payee from another recognized source or interbank quotation).

1.1.3.       “LIBOR Spread” means two percent (2.00%) per annum (that is, 200 “basis points”).

1.1.4.       “Prime Rate” means, for any day, the rate of interest for commercial loans established by Payee from time to time as its “prime rate”.  Maker acknowledges that the term “Prime Rate” is not intended to imply that it is, nor is it necessarily, the lowest rate of interest charged by Payee for loans secured by real property, whether such real property is similar to or different from the Mortgaged Property (as defined below).

1.1.5.       “Prime Spread” means one-quarter of one percent(0.25%) per annum (that is, 25 “basis points”).

2.             Principal and interest shall be payable, in lawful money of the United States, at the aforesaid office of Payee or such other place as the holder of this Note may designate, in the following manner:

2.1.          Commencing December 1, 2003, and on the first day of each month thereafter, to and including the first day of the month in which the “Payment Date” (defined below) occurs, Maker shall pay interest alone (calculated on the basis of a 360 day year but charged for the actual number of days in any year or part thereof), at the aforesaid variable rate payable pursuant to Paragraph 1 of this Note, on the outstanding principal balance.

2.2.          The entire principal balance, together with accrued interest thereon, shall be due and payable (unless sooner paid) on December 1, 2006 (the “Payment Date”).

3.

3.1.          Maker shall have the privilege without premium or penalty, at any time and from time to time, of prepaying this Note in whole or in part.  Any partial payments shall be applied to installments of principal last falling due.  No partial prepayment shall postpone or interrupt payments of interest or the payment of the remaining principal balance, all of which shall continue to be due and payable at the time and the manner set forth above.

3.2.          Maker acknowledges that the failure of Maker to make any payment of principal or interest, including the payment due at maturity, within ten (10) days after the same is due and payable will cause Payee to incur additional expense in servicing the indebtedness evidenced by this Note and will deprive Payee of the use of the monies so due to Payee, the precise measure of which expenses and loss is not susceptible to exact determination.  Accordingly, Maker agrees that in the event any payment, including the payment due upon maturity, shall be overdue for a period in excess of ten (10) days, Maker shall pay to Payee a late charge of four cents for each dollar so overdue, which Maker acknowledges is a reasonable basis on which to compensate Payee for the additional expense incident to such delinquency.  This shall not be construed to obligate Payee to accept any overdue installment nor to limit Payee’s rights and remedies for Maker’s default, as hereinafter set forth.

4.             This Note is secured by certain security documents (the “Security Documents”), including a mortgage and security agreement (the “Mortgage”) of even date, covering certain premises (the “Mortgaged Property”) situate in the City of Lambertville, Hunterdon County, New Jersey, a guaranty dated the date of this Note (the “Guaranty”) executed by Orleans Homebuilders, Inc., a Delaware corporation (the “Guarantor”), security interests and other collateral.

5.             Maker agrees that if Maker shall, without in each instance obtaining the prior written consent of Payee, sell, transfer, lease, or convey (herein all called “transfer”) the Mortgaged Property or any interest therein, whether voluntarily or by operation of law, then, at the option of Payee, the maturity of this Note shall be advanced to the date of such sale, transfer or conveyance, whereupon the obligations of Maker evidenced by this Note shall immediately be due and payable.  For purposes of this paragraph, any change in the membership interests of

Maker which results in a transfer of control of Maker shall constitute a transfer of the Mortgaged Property.

6.             If (i) Maker shall fail to pay any sum within ten (10) days after the same becomes due (without notice), provided that no such grace period shall be available to Maker if this Note is not paid in full on the Payment Date, or (ii) Maker shall be in default hereunder in any other manner than through the non-payment of money and such other manner of default continues for twenty (20) days following written notice thereof from Payee (but if such other manner of default is susceptible of being cured but cannot reasonably be cured within twenty (20) days, Payee shall not exercise any rights hereunder by reason of such default if Maker shall, within twenty (20) days after the aforesaid notice, commence to cure such default and thereafter diligently pursue such cure to completion) or (iii) any certification, warranty or representation made or hereafter made by Maker to Payee should prove to be materially false when made, or (iv) there exists any “Event of Default” as defined in any of the Security Documents or the Loan Agreement or (v) the Guarantor shall breach any of the covenants contained in the Guaranty (each of the foregoing circumstances or events being for purposes of this Note an “Event of Default”), then the entire unpaid principal balance of this Note, together with interest accrued thereon and with all other sums due or owed by Maker hereunder or under the terms of the Security Documents and the Loan Agreement shall at the option of Payee and without notice to Maker become due and payable immediately with interest (after such default and acceleration and until Maker’s indebtedness to Payee is paid in full, including the period following entry of any judgment) at a rate which is 4% per annum in excess of the rate hereinabove specified, together with reasonable attorney’s fees for collection, but in any event not less than $5,000, and the cost of any title search incurred by Payee in connection with such proceedings; and payment of the same may be enforced and recovered by the entry of judgment on this Note and the issuance of execution thereon.  Delivery of notice of default under this Note or under any Security Document shall constitute sufficient notice of such default under all of the Security Documents and this Note, it being intended that the notice and grace periods required by this Note and all Security Documents shall run concurrently and not successively.  Time is the essence of this Note.

7.             The remedies of Payee provided herein and in the Security Documents and the Loan Agreement or otherwise available to Payee at law or in equity, and the warrants of attorney herein or therein contained, shall be cumulative and concurrent, and may be pursued singly, successively and together at the sole discretion of Payee, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

8.             Maker hereby waives all benefit that might accrue to Maker by virtue of any present or future laws exempting the Mortgaged Property, or any other property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process or extension of time, and agrees that such property may be sold to satisfy any judgment entered on this Note or the Security Documents, in whole or in part and in any order as may be desired by Payee.

9.             Except as specifically required herein, Maker (and all endorsers, sureties and guarantors) waive presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note; liability hereunder shall be unconditional and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee.

10.           Maker shall pay the cost of any revenue, tax or other stamps now or hereafter required by law at any time to be affixed to this Note or the Security Documents; and if any taxes shall be imposed with respect to debts secured by the Security Documents or with respect to notes evidencing debts so secured, Maker agrees to pay or to reimburse Payee upon demand the amount of such taxes, and if Maker fails or refuses or is not legally permitted to do so, Payee may at its option accelerate this Note to maturity as in the case of default by Maker.

11.           The words “Payee” and “Maker” whenever occurring herein shall be deemed and construed to include the respective successors and assigns of Payee and Maker.

12.           This instrument shall be construed according to and governed by the laws of the Commonwealth of Pennsylvania.

13.           Notwithstanding any provision contained herein, Maker’s liability for the payment of interest shall not exceed the limits now imposed by the applicable usury law.  If any provision of this Note requires interest payments in excess of the highest rate permitted by law, the provision in question shall be deemed to require only the highest such payment permitted by law.  Any amounts theretofore received by Payee hereunder in excess of the maximum amount of interest so permitted to be collected by Payee shall be applied by Payee in reduction of the outstanding principal balance (in which event any applicable prepayment prohibition or premium shall be waived with respect to the amount so prepaid) or, if this Note shall have theretofore been paid in full, the amount of such excess shall be promptly returned by Payee to the Maker.

14.           Payee shall not be deemed to have modified or waived any of its rights or remedies hereunder unless such modification or waiver is in writing and signed by Payee, and then only to the extent specifically set forth therein.  A waiver in one event shall not be construed as continuing or as a waiver of or bar to such right or remedy in a subsequent event.  After any acceleration of, or the entry of any judgment on, this Note, the acceptance by Payee of any payments by or on behalf of Maker on account of the indebtedness evidenced by this Note shall not cure or be deemed to cure any Event of Default or reinstate or be deemed to reinstate the terms of this Note absent an express written agreement duly executed by Payee and Maker.

15.           All notices given or required to be given pursuant to the terms of this Note shall be sufficiently given if given in a manner and to the addresses described in the Mortgage.

16.           IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR THE RELATIONSHIP EVIDENCED HEREBY, MAKER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT

LOCATED IN ANY COUNTY IN THE COMMONWEALTH OF PENNSYLVANIA WHERE PAYEE MAINTAINS AN OFFICE AND AGREES NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY.  MAKER AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO MAKER.

17.           MAKER HEREBY WAIVES, AND PAYEE BY ITS ACCEPTANCE HEREOF THEREBY WAIVES, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO

THIS NOTE OR THE RELATIONSHIP EVIDENCED HEREBY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR PAYEE TO ENTER INTO, ACCEPT OR RELY UPON THIS NOTE.

18.           Payee shall not be deemed to have modified or waived any of its rights or remedies hereunder unless such modification or waiver is in writing and signed by Payee and then only to the extent specifically set forth therein.  A waiver in any one event shall not be construed as continuing or as a waiver of or bar to the exercise of such right or remedy with respect to any subsequent event or occurrence.

IN WITNESS WHEREOF, Maker has duly executed this Mortgage Note under seal the day and year first above mentioned.

ORLEANS AT LAMBERTVILLE, LLC, a
New Jersey limited liability company

By:	OHI NJ, Inc., a New Jersey corporation, its sole Managing Member

By:	Joseph A. Santangelo
Joseph A. Santangelo
Vice President